Exhibit 99.1

ContraFect Announces Fourth Quarter and Full Year 2015 Results

YONKERS, New York — March 15, 2016 — ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW), a biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced results for the fourth quarter and full year ended December 31, 2015. The Company ended 2015 with cash, cash equivalents, and marketable securities of $32.9 million.

“Over the last year, ContraFect made historic progress in advancing the lysin field with the successful conclusion of the First in Human (Phase 1) clinical study of CF-301, the first lysin to enter clinical development in the US.” said Julia P. Gregory, CEO of Contrafect. “Lysins hold the promise of providing physicians and their patients with an alternative to conventional antibiotics at a time when the problem of drug resistant pathogens is emerging as a major health crisis. Our lead molecule, CF-301 is in development for the treatment of serious infections caused by Staph aureus including MRSA. We are very pleased that a Phase 1 trial of CF-301 was concluded with no clinical adverse safety signals. Also in 2015, we strengthened our balance sheet and welcomed new investors while raising a total of $29.6 million through a private placement and the exercise of our Class B warrants.”

2015 Highlights:

•	Concluded a Phase 1 Study of CF-301: In December, 2015, ContraFect concluded a Phase 1 clinical trial of its lead drug candidate, CF-301. No clinical adverse safety signals associated with CF-301 were observed in the study. The study was a randomized, double-blind, placebo controlled, single escalating dose study in healthy volunteers in the United States to evaluate safety, tolerability, and pharmacokinetics.

•	Expanded Board of Directors and Management Team: During the year, ContraFect added Steven Gilman, Ph.D., Chairman of the Board of Directors, Cara Cassino, M.D., Chief Medical Officer and Josh Muntner, SVP of Business Development. Dr. Gilman brings to ContraFect extensive experience in the field of anti-infective drug development, most recently serving as Vice President, R&D and Chief Scientific Officer at Cubist Pharmaceuticals, until its acquisition by Merck & Co. in January 2015 for $9.5 billion. Dr. Cassino was Senior Vice President, Global Clinical Development at Forest Laboratories, Inc and served on its R&D Executive Leadership team. Dr. Cassino has been involved in over 20 successful regulatory submissions in the US and globally. Mr. Muntner most recently was Managing Director and Co-Head of Healthcare Investment Banking at Janney Montgomery Scott, and brings over 15 years of healthcare investment banking and transactional experience to ContraFect.

•	Raised $29.6 Million: In June, 2015, ContraFect raised $20 million in gross proceeds in a private placement of stock and warrants. This financing was led by Oracle Investment Management, Inc., and also included investments from Broadfin Capital, LLC, Birchview Capital, LP affiliates, and Cormorant Asset Management. Later in 2015, ContraFect raised $9.6 million through the exercise of Class B warrants which were issued as part of the company’s initial public offering in 2014.

•	Received FDA Fast Track Designation for CF-301: In August, 2015, the U.S. Food and Drug Administration (FDA) awarded Fast Track designation to CF-301 for the treatment of Staphylococcus aureus (Staph aureus) bloodstream infections, including methicillin resistant Staph aureus (MRSA). Fast track is a process designed to facilitate the development, and expedite the review of drugs to treat serious conditions and fill an unmet medical need.

•	Enhanced Intellectual Property: In May, 2015, the U.S. Patent and Trademark Office issued U.S. Patent No. 9,043,322, which provides composition claims for CF-301. This patent, which expires in April, 2032, is exclusively licensed to ContraFect from The Rockefeller University, the assignee. ContraFect’s IP portfolio contains 18 patent families comprising 15 issued patents and 98 patent applications covering lysins and antibodies targeting various infectious diseases.

Upcoming Expected Milestones:

ContraFect anticipates several key milestones to be achieved in 2016:

•	Phase 1 Data for CF-301: 2Q16

•	Advance New Lysin to Clinical Candidate: 2Q16

•	Initiate Phase 2 Trial of CF-301: 2H16

•	File IND for CF-404: 2H16

Fourth Quarter and Full Year 2015 Financial Results:

•	Research and development expenses were $4.9 million for the fourth quarter of 2015 and $15.0 million for the year ended December 31, 2015, compared to $2.3 million and $8.9 million in the comparable periods in 2014. The increase in research and development expenses was primarily due to the costs incurred for the Phase 1 clinical trial of CF-301, IND-enabling activities for CF-404 and the overall increase in our research and development headcount.

•	General and administrative expenses were $2.6 million for the fourth quarter of 2015 and $10.0 million for the year ended December 31, 2015, compared to $2.5 million and $8.1 million in the comparable period in 2014. The increase in general and administrative expenses was primarily attributable to headcount increases and related personnel costs and the incremental expenses associated with being a public company.

•	Net loss attributable to common shareholders was $7.6 million, or $0.28 per share, for the fourth quarter of 2015 and $25.1 million, or $1.08 per share, for the year ended December 31, 2015, as compared to a net loss attributable to common shareholders of $4.7 million, or $0.23 per share, and $34.6 million, or $3.86 per share for the comparable periods in 2014. The decrease in full year net loss per share was due to non-recurring, non-cash charges incurred in 2014 of $11.1 million in interest expense for the conversion of all of the Company’s privately held securities into common stock on the closing of the IPO and $4.5 million for a preferred stock dividend in-kind. These decreases were partially offset by the year-over-year increase in operating expenses discussed above.

•	As of December 31, 2015, ContraFect had cash, cash equivalents and marketable securities of $32.9 million versus $27.4 million at the close of 2014.

About CF-301:

CF-301 is a recombinant bacteriophage-derived lysin with potent, bactericidal, activity against Staphylococcus aureus (Staph aureus), a major cause of blood stream infections, or bacteremia. CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia as it has a novel, rapid and specific mechanism of bactericidal action against Staph aureus and does not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to CF-301. Combinations of CF-301 with standard of care antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or CF-301 alone. In addition, in vitro and in vivo experiments have shown that CF-301 is highly active against biofilm infections. CF-301 was licensed from The Rockefeller University and is being developed at ContraFect.

About CF-404:

CF-404 is a therapeutic cocktail composed of three fully human monoclonal antibodies targeted against the influenza virus. The cocktail consists of two antibodies targeting influenza A strains, and one antibody targeting influenza B strains, providing coverage for all human seasonal strains and most pandemic strains of influenza. These antibodies target a highly conserved region of the influenza hemagglutinin stem reducing the potential for resistance formation. This design of CF-404 allows for treatment without strain-specific diagnosis, redesign or annual reformulation.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (drug-resistant Staph aureus bacteria) and influenza.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our Phase 1 Data, our ability to advance a new lysin to clinical candidate in 2Q16, our ability to intiate a Phase 2 Trial of CF-301 in 2H16, our ability to file an IND for CF-404 in 2H16 and ContraFect’s ability to develop novel treatments for life-threatening, drug resistant infectious diseases, including protein and antibody therapeutics. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Paul Boni

ContraFect Corporation

Tel: 914-207-2300

Email: pboni@contrafect.com

CONTRAFECT CORPORATION

Condensed Balance Sheets

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$9,972,781	$25,722,453
Marketable securities	22,948,872	1,670,606
Prepaid expenses and other current assets	1,176,895	368,787

Total current assets	34,098,548	27,761,846
Property and equipment, net	1,618,968	2,148,155
Other assets	143,621	143,621

Total assets	$35,861,137	$30,053,622

Liabilities and stockholders’ equity
Current liabilities	3,769,184	3,223,069
Other liabilities	1,416,443	1,249,046

Total liabilities	5,185,627	4,472,115
Commitments and contingencies	—	—
Total stockholders’ equity	30,675,510	25,581,507

Total liabilities and stockholders’ equity	$35,861,137	$30,053,622

CONTRAFECT CORPORATION

Condensed Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$4,922,372	$2,322,557	$15,004,512	$8,868,053
General and administrative	2,564,858	2,506,426	10,060,825	8,067,858

Total operating expenses	7,487,230	4,828,983	25,065,337	16,935,911

Loss from operations	(7,487,230)	(4,828,983)	(25,065,337)	(16,935,911)
Other income (expense)	(101,111)	92,312	(55,627)	(13,213,173)

Net loss	(7,588,341)	(4,736,671)	(25,120,964)	(30,149,084)
Preferred stock dividend in-kind	—	—	—	(4,468,452)

Net loss attributable to common stockholders	$(7,588,341)	$(4,736,671)	$(25,120,964)	$(34,617,536)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.28)	$(0.23)	$(1.08)	$(3.86)

Basic and diluted weighted average shares outstanding	26,678,800	20,207,191	23,328,922	8,973,599

The comparability of basic and diluted net loss per share attributable to common stockholders and weighted average shares outstanding was impacted by the conversion of all the Company’s outstanding convertible preferred stock and convertible notes payable on the closing of the Company’s initial public offering on August 1, 2014, the Company’s private placement of securities on June 12, 2015 and the issuance of shares upon the exercise of Class B warrants in October and November 2015.

The Company’s financial position as of December 31, 2015 and 2014 and results of operations for the years ended December 31, 2015 and 2014 have been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain prior period amounts have been reclassified to conform to current year presentation. You should refer to the Company’s Annual Report on Form 10-K for a complete discussion of financial information.